PRESS RELEASE For Immediate Release Contact: Randy Gier, Chief Executive Officer 469.394.5000

Pizza Inn Holdings Inc. to Present at the 26th Annual
ROTH Conference

DALLAS (March 10, 2014) – Pizza Inn Holdings, Inc. (NASDAQ: PZZI), an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co.," has been invited to present at the 26th Annual ROTH Capital Partners Conference, which is being held March 9-12 at the Ritz-Carlton Laguna Niguel in Dana Point, California.

Randy Gier, CEO, is scheduled to present on Tuesday, March 11, at 9:30 a.m. Pacific time, with one-on-one meetings held throughout the day. The full presentation and transcript will be available at www.pizzainn.com.

For more information about the conference, please contact your ROTH representative at conference@roth.com.

ABOUT PIZZA INN
Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is the leading brand in the rapidly growing fast-casual pizza space, offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, Pizza Inn Holdings owns and franchises approximately 300 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI.”  For more information, please visit www.pizzainn.com.

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